Exhibit 4.2

THIS WARRANT AND THE SECURITIES ISSUED PURSUANT TO THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, AND UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE SECURITIES ACT OR THAT THE PROSPECTUS DELIVERY REQUIREMENTS HAVE BEEN MET.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER, CONVERSION AND REDEMPTION) STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF SECTION 9 OF THE SECURITIES PURCHASE AGREEMENT BY AND AMONG THE COMPANY, TOSHIBA CORPORATION AND BABCOCK & WILCOX INVESTMENT COMPANY, DATED MAY 25, 2010.

THIS WARRANT AND THE SECURITIES ISSUED PURSUANT TO THIS WARRANT ARE SUBJECT TO THE RESTRICTIONS (INCLUDING THE VOTING AND TRANSFER RESTRICTIONS) SET FORTH IN ARTICLE ELEVENTH OF USEC INC.’S CERTIFICATE OF INCORPORATION, AS AMENDED.

THIS WARRANT AND THE SECURITIES ISSUED PURSUANT TO THIS WARRANT ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS (INCLUDING RESTRICTIONS ON THE DISPOSITION OF SECURITIES) STATED IN THE PROVISIONS OF SECTION 4.7 OF THE INVESTOR RIGHTS AGREEMENT BY AND AMONG THE COMPANY, TOSHIBA AND B&W, DATED AS OF SEPTEMBER 2, 2010.

WARRANT NO. 2
DATE OF ISSUANCE: SEPTEMBER 2, 2010

WARRANT TO PURCHASE

3,125,000 SHARES OF CLASS B COMMON STOCK
or

3,125 SHARES OF SERIES C PREFERRED STOCK

OF USEC INC.

THIS STOCK PURCHASE WARRANT (this “Warrant”) certifies that, for value received, Babcock & Wilcox Investment Company (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after January 1, 2015 (the “Initial Exercise Date”) and on or prior to the close of business, New York City time, on the Termination Date but not thereafter (the “Exercise Period”), to subscribe for and purchase from USEC Inc., a Delaware corporation (the “Company”), up to 3,125,000 shares of Class B Common Stock, par value $0.10 per share of the Company (“Class B Common Stock”), to be authorized by the Company pursuant to the Charter Amendment, or in lieu thereof, up to 3,125 shares of Series C Preferred Stock (together with the Class B Common Stock, the “Stock”) (such shares of Class B Common Stock or Series C Preferred Stock, as applicable, the “Warrant Shares”), as provided in Section 2(c).  The purchase price for each share of Class B Common Stock under this Warrant shall be U.S. $7.50 (the “Common Exercise Price”), and the purchase price for each share of Series C Preferred Stock under this Warrant shall be U.S. $7,500.00 (the “Preferred Exercise Price”) (such Common Exercise Price or Preferred Exercise Price, as applicable, the “Exercise Price”); the Exercise Price and the number of Warrant Shares for which the Warrant is exercisable shall be subject to adjustment as provided herein.  The term “Holder” shall refer to the Holder identified above or any subsequent permitted transferee of this Warrant.  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement, dated May 25, 2010, among the Company, Toshiba Corporation , a corporation organized under the laws of Japan (“Toshiba”), and Babcock & Wilcox Investment Company,  a Delaware corporation (“B&W”), as amended from time to time (the “Securities Purchase Agreement”).

1. Authorization of Warrant Shares.  The Company shall at all times keep reserved for issuance and delivery upon exercise of this Warrant such number of its authorized and unissued shares of Stock of the Company from time to time issuable upon exercise of this Warrant as will be sufficient to permit the exercise in full of this Warrant in accordance with the terms set forth herein.  The Company represents and warrants that all shares of Stock delivered upon the exercise of this Warrant shall have been duly authorized and validly issued, shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any lien or adverse claim.

2. Exercise of Warrant.

(a) Except as provided in Section 9 of the Securities Purchase Agreement and Sections 2(c) and 2(e) herein, exercise of the purchase rights represented by this Warrant may be made at any time or times on or after the Initial Exercise Date and before or on the Termination Date by (i) surrendering this Warrant, with the Notice of Exercise Form annexed hereto completed and duly executed, to the offices of the Company (or such other office or agency (including the transfer agent, if applicable) of the Company as it may designate by notice in writing to the registered Holder at the address of such Holder appearing on the books of the Company) and (ii) delivering payment of the Exercise Price for the shares of Stock thereby purchased by wire transfer of immediately available funds in accordance with written wire instructions to be provided by the Company promptly on the Holder’s request.  Subject to the restrictions of Section 9 of the Securities Purchase Agreement, the Holder exercising its purchase rights in accordance with the preceding sentence shall be entitled to receive a certificate (or designate to whom such certificate shall be issued) for the number of Warrant Shares so purchased; certificates for shares so purchased hereunder shall be issued and delivered to the Holder (or issued at its direction) within three Trading Days after the date on which this Warrant shall have been exercised as aforesaid.  This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and the Holder shall be deemed to no longer hold this Warrant with respect to such shares, as of the date this Warrant has been exercised by payment to the Company of the Exercise Price (including by exercising the Net Exercise Right pursuant to Section 2(b)) and all taxes required to be paid by the Holder, if any, pursuant to Section 5 prior to the issuance of such shares, have been paid, notwithstanding that the stockholder books or records of the Company may be closed or certificates representing such shares may not be actually delivered on such date.

(b) Notwithstanding the foregoing, subject to the restrictions of Section 9 of the Securities Purchase Agreement, the Holder may, it its sole discretion, satisfy its obligation to pay the Exercise Price through a “cashless exercise” (the “Net Exercise Right”), in which case the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y[(A-B)/A]

where:
X = the number of Warrant Shares to be issued to the Holder;
Y = the total number of Warrant Shares with respect to which this Warrant is being exercised;
A = the Warrant Base Price as of the date of exercise; and
B = the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

(c) If, at the time this Warrant is exercised, the Charter Amendment Approval or the Regulatory Approvals have not been obtained, the Holder of this Warrant shall be entitled to exercise this Warrant only for shares of Series C Preferred Stock.  If, however, the Charter Amendment Approval and Regulatory Approvals have been obtained, the Holder of this Warrant shall be entitled, subject to the Share Issuance Limitation (if any), to exercise this Warrant only for shares of Class B Common Stock.

(d) Subject to Section 2(c) and Section 2(e) herein and Section 9 of the Securities Purchase Agreement, the Holder may exercise all or any portion of this Warrant during the Exercise Period.  In the event that this Warrant is not exercised in full, the number of Warrant Shares shall be reduced by the number of such Warrant Shares for which this Warrant is exercised and/or surrendered, and the Company, if requested by the Holder and at its expense, shall within 10 Business Days issue and deliver to the Holder a new Warrant of like tenor in the name of the Holder or as the Holder may direct, to a Permitted Holder transferee (upon payment by Holder of any applicable transfer taxes pursuant to Section 5), reflecting such adjusted Warrant Shares.

(e) For the avoidance of doubt, this Warrant shall be exercisable for either Class B Common Stock or Series C Preferred Stock, but not both.

3. Definitions.  As used herein with respect to this Warrant:

“Approved Market” shall have the meaning ascribed to it in the definition of “Warrant Base Price.”

“B&W” shall have the meaning ascribed to it in the Preamble.

“Business Day” shall mean any calendar day other than (1) a Saturday or Sunday or (2) a calendar day on which banking institutions in either the City of New York or Tokyo, Japan are authorized by law, regulation or executive order to remain closed.

“Charter Amendment Approval” shall mean, collectively, (i) the approval of the stockholders of the Company necessary to adopt that certain amendment to the Company’s Certificate of Incorporation, as amended, substantially in the form attached to the Securities Purchase Agreement, which amendment shall approve the authorization of Class B Common Stock, and (ii) the proper filing of such amendment with the Secretary of State of the State of Delaware.

“Class B Common Stock” shall have the meaning ascribed to it in the Preamble.

“Common Exercise Price” shall have the meaning ascribed to it in the Preamble.

“Company” shall have the meaning ascribed to it in the Preamble.

“Exchange Property” shall have the meaning ascribed to it in Section 12.

“Exercise Period” shall have the meaning ascribed to it in the Preamble.

“Exercise Price” shall have the meaning ascribed to it in the Preamble.

“Holder” shall have the meaning ascribed to it in the Preamble.

“Initial Exercise Date” shall have the meaning ascribed to it in the Preamble.

“Net Exercise Right” shall have the meaning ascribed to it in Section 2(b).

“Ordinary Common Stock” shall mean the Common Stock of the Company, par value $0.10 per share.

“Permitted Holders” shall mean (a) Toshiba America Nuclear Energy Corporation or any other Wholly-Owned Affiliates of Toshiba, (b) B&W and its Wholly-Owned Affiliates, (c) a special purpose entity jointly and wholly controlled by Toshiba and B&W and (d) Westinghouse Electric Company, LLC, to the extent it is controlled by Toshiba or a Permitted Holder described under (a) above; provided, however, that each Permitted Holder must be a U.S. Person.

“Preferred Exercise Price” shall have the meaning ascribed to it in the Preamble.

“Preferred Stock” shall mean the Company’s Series B-1 12.75% Convertible Preferred Stock, par value $1.00 per share, the Company’s Series B-2 11.5% Preferred Stock, par value $1.00 per share, and the Company’s Series C Convertible Participating Preferred Stock, par value $1.00 per share.

“Pro Rata Repurchases” means any purchase of shares of Ordinary Common Stock by the Company or any Affiliate thereof pursuant to (a) any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder, or (b) any other offer available to substantially all holders of Ordinary Common Stock, in the case of (a) or (b), whether for cash, shares of Ordinary Common Stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person, assets or any other property (including, without limitation, shares of common stock, other securities or evidences of indebtedness of a Subsidiary), or any combination thereof, effected while this Warrant is outstanding. The “effective date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange by the Company under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

“Reorganization Event” shall have the meaning ascribed to it in Section 12.

“Securities Purchase Agreement” shall have the meaning ascribed to it in the Preamble.

“Series C Preferred Stock” shall mean the Company’s Series C Convertible Participating Preferred Stock, par value $1.00 per share.

“Share Issuance Limitation” shall mean the total number of shares of Common Stock or securities convertible into Common Stock that can be issued by the Corporation upon conversion or exercise of securities issued pursuant to the Transactions (as defined in the Securities Purchase Agreement) in accordance with the rules and regulations of the Approved Market on which shares of the Corporation’s equity securities are listed or traded prior to receipt of the Share Issuance Approval.

“Stock” shall have the meaning ascribed to it in the Preamble.

“Termination Date” shall mean December 31, 2016.

“Toshiba” shall have the meaning ascribed to it in the Preamble.

“Trading Day” shall mean any day on which shares of the Company’s equity securities are traded, or able to be traded, on the Approved Market on which shares of the Company’s equity securities are listed or traded.

“Warrant” shall have the meaning ascribed to it in the Preamble.

“Warrant Base Price” shall mean for any date, the price determined by the first of the following clauses that applies:  (a) if the Ordinary Common Stock is then listed or quoted on the New York Stock Exchange, The NASDAQ Stock Market or the American Stock Exchange (each an “Approved Market”), the daily volume-weighted average price per share of the Ordinary Common Stock for the Trading Day immediately preceding such date, as reported for the regular trading session (including any extensions thereof) on the primary Approved Market on which the Ordinary Common Stock is then listed or quoted (without regard to pre-open or after-hours trading outside of such regular trading session on such Trading Day), as reported by Bloomberg Financial L.P. (or any successor thereof) using the HP function (or any equivalent thereof); (b) if the Ordinary Common Stock has not been listed or quoted on an Approved Market and if prices for the Ordinary Common Stock are then quoted on the OTC Bulletin Board, the daily volume-weighted average price per share of the Ordinary Common Stock for the Trading Day immediately preceding such date, as quoted for the regular trading session on the OTC Bulletin Board; (c) if the Ordinary Common Stock has not been listed or quoted on the OTC Bulletin Board and if prices for the Ordinary Common Stock are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Ordinary Common Stock so reported; or (d) in all other cases, the fair market value of a share of Ordinary Common Stock as determined by the Company’s Board of Directors acting reasonably and in good faith; provided, however, for any calculation pertaining to Series C Preferred Stock, the result of the calculations in any of (a) through (d) shall be multiplied by 1,000 to arrive at the Warrant Base Price.

“Warrant Shares” shall have the meaning ascribed to it in the Preamble.

“Wholly-Owned Affiliate” shall mean, as to any Person, any Affiliate that, directly or indirectly, is wholly-owned and controlled (other than by contract) by a Person, or any other Affiliate to which the Company, in its sole discretion, consents.

4. Fractional Shares or Scrip.  No fractional shares or scrip representing fractional shares of Class B Common Stock shall be issued upon the exercise of this Warrant.  As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Warrant Base Price on the date of exercise.  Fractional shares of Series C Preferred Stock shall be issued, if necessary.

5. Taxes.  The Company shall pay any and all taxes that may be payable in respect of the issue or delivery of shares of Class B Common Stock or Series C Preferred Stock, as applicable, on exercise of this Warrant.  The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Class B Common Stock or Series C Preferred Stock, as applicable, in a name other than that in which this Warrant was issued, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax or has established to the satisfaction of the Company that such tax has been paid.

6. Closing of Books.  The Company shall not close its stockholder books or records in any manner which prevents a timely exercise of this Warrant permitted hereby.

7. Division and Combination.

(a) This Warrant may be divided or combined with other Warrants upon presentation hereof to the Company, together with a written notice specifying the denominations in which new Warrants are to be issued and signed by the Holder or its agent or attorney.  The Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

(b) The Company shall prepare, issue and deliver at its own expense (other than transfer taxes as provided in Section 5) the new Warrant or Warrants under this Section 7.

8. No Rights as Stockholder until Exercise.  This Warrant does not entitle the Holder to any voting rights or other rights as a stockholder of the Company.  Upon the surrender of this Warrant and the payment of the aggregate Exercise Price (or satisfaction thereof through the Net Exercise Right), the Warrant Shares so purchased shall be and be deemed to be issued to such Holder or its designated transferee, as required pursuant to Section 9 of the Securities Purchase Agreement, as the record owner of such shares as of the close of business on the later of the date of such surrender or payment/satisfaction, and this Warrant shall no longer be issuable with respect to such Warrant Shares.

9. Loss, Theft, Destruction or Mutilation of Warrant.  The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company shall make and deliver a new Warrant or stock certificate of like tenor, and dated as of such cancellation, in lieu of such Warrant or stock certificate.

10. Business Days.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

11. Adjustments of Exercise Price and Number / Kind of Warrant Shares.  The Exercise Price and the number and kind of securities purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of any of the following:

(a) In case the Company shall (i) pay a dividend in shares of Ordinary Common Stock or make a distribution in shares of Ordinary Common Stock to holders of its outstanding Ordinary Common Stock, (ii) subdivide its outstanding shares of Ordinary Common Stock into a greater number of shares, (iii) combine its outstanding shares of Ordinary Common Stock into a smaller number of shares of Ordinary Common Stock, or (iv) issue any shares of its capital stock in a reclassification of the Ordinary Common Stock, then the number of Warrant Shares purchasable upon exercise of this Warrant immediately prior thereto shall be proportionately adjusted so that the Holder shall be entitled to receive the kind and number of Warrant Shares or other shares of capital stock of the Company which it would have owned or have been entitled to receive had such Warrant been exercised in advance thereof; provided, however, that if any such dividend is paid in the form of Ordinary Common Stock or rights to acquire Ordinary Common Stock, at a time this Warrant is exercisable for Series C Preferred Stock, the Holder shall receive at the time of exercise shares of Series C Preferred Stock or rights to acquire shares of Series C Preferred Stock, as the case may be, and at a time this Warrant is exercisable for Class B Common Stock, the Holder shall receive at the time of exercise shares of Class B Common Stock or rights to acquire shares of Class B Common Stock, as the case may be.  Upon each such adjustment of the kind and number of Warrant Shares or other securities of the Company which are purchasable hereunder, the Holder shall thereafter be entitled to purchase the number of Warrant Shares or other shares of capital stock resulting from such adjustment at an Exercise Price per Warrant Share or other security obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares purchasable pursuant hereto immediately prior to such adjustment and dividing by the number of Warrant Shares or other securities of the Company purchasable pursuant hereto as a result of such adjustment.  An adjustment made pursuant to this Section 11 shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

(b) If the Company shall distribute to all holders of Ordinary Common Stock (and not to the Holder of this Warrant) securities, evidences of the indebtedness of the Company or any other Person, assets (including cash and cash dividends), rights, options, warrants or other property (excluding dividends of its Ordinary Common Stock and other distributions referred to in Section 11(a)), in each such case, (i) the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction, the denominator of which shall be the Warrant Base Price determined as of such record date, and the numerator of which shall be such Warrant Base Price on the date following such record date, and (ii) the number of Warrant Shares issuable upon the exercise of this Warrant shall be increased to the number obtained by multiplying the number of Warrant Shares issuable upon the exercise of the Warrant immediately prior to such adjustment by a fraction, the numerator of which is the Exercise Price in effect immediately prior to such adjustment and the denominator of which is the new Exercise Price determined in accordance with subsection (i) above.  Such adjustments shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.  Notwithstanding the foregoing, the Exercise Price shall never be adjusted below the par value of the shares of Class B Common Stock or Series C Preferred Stock, as applicable, for which this Warrant is then exercisable.

(c) If the Company shall effect a Pro Rata Repurchase of Ordinary Common Stock prior to the Exercise Period, then (i) the Exercise Price shall be adjusted to the price determined by multiplying the Exercise Price in effect immediately prior to the effective date of such Pro Rata Repurchase by a fraction, the numerator of which shall be the product of the number of shares of Ordinary Common Stock outstanding immediately before such Pro Rata Repurchase and the Warrant Base Price determined as of the date of the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus the aggregate purchase price of the Pro Rata Repurchase, and the denominator of which shall be the product of the number of shares of Ordinary Common Stock outstanding immediately prior to such Pro Rata Repurchase minus the number of shares of Ordinary Common Stock so repurchased and the Warrant Base Price determined as of the date of the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, and (ii) the number of Warrant Shares issuable upon the exercise of this Warrant shall be adjusted to the number obtained by multiplying the number of Warrant Shares issuable upon the exercise of the Warrant immediately prior to such adjustment by a fraction, the numerator of which is the Exercise Price in effect immediately prior to such adjustment and the denominator of which is the new Exercise Price determined in accordance with subsection (i) above.  Such adjustments shall be made whenever any such Pro Rata Repurchase is made and shall become effective immediately after the effective date mentioned above.  Notwithstanding the foregoing, the Exercise Price shall never be adjusted below the par value of the shares of Stock for which this Warrant is then exercisable.

12. Reorganization Events.  In the event of:

(a) any consolidation or merger of the Company with or into another Person or of another Person with or into the Company; or

(b) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company;

in each case in which holders of Ordinary Common Stock would be entitled to receive cash, securities or other property for their shares of Ordinary Common Stock (any such event specified in this Section 12, a “Reorganization Event”), this Warrant shall, following the effective time of such Reorganization Event, without the consent of the Holder and at the sole discretion of the Company, (i) be converted into the cash, securities and other property receivable in such Reorganization Event by and in the same relative amounts as a holder of Ordinary Common Stock (other than securities issued or other property distributed by such holder or its Affiliates) holding, immediately prior to the Reorganization Event, a number of shares of Ordinary Common Stock equal to the number of Warrant Shares which would be issuable for Class B Common Stock or Series C Preferred Stock, as applicable, under this Warrant (disregarding the Share Issuance Limitation, if any) immediately prior to such Reorganization Event; provided, however, that if such consideration consists, in whole or in part, of shares of capital stock of, or other equity interests in, the Company or any other Person, then the designation and the powers, preferences and relative, participating, optional and other rights and the qualifications, limitations and restrictions of such shares of capital stock or other equity interests may differ only to the extent that the then existing designation and powers, preferences and relative, participating, optional and other rights and the qualifications, limitations and restrictions of the Ordinary Common Stock, Class B Common Stock or Series C Preferred Stock differ as provided in the Certificate of Incorporation (including, without limitation, with respect to the voting rights and conversion provisions thereof) if and to the extent necessary due to regulatory requirements or restrictions applicable to the entity surviving the Reorganization Event that are similar in nature to those applicable to the Company; and provided, further, that, if the holders of the Ordinary Common Stock, Class B Common Stock or Series C Preferred Stock are granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if holders of the other class are granted identical election rights, subject to the previous proviso, or (ii) be redeemed by the Company for a cash price equal to 100% of the fair value of the consideration as determined by the Board of Directors, acting reasonably and in good faith, received under clause (i) (such cash, securities or other property, the “Exchange Property”); provided, however, that the Exchange Property shall be reduced by an amount equal to the Exercise Price that the Holder would have paid had the Holder exercised this Warrant on the date of such Reorganization Event; and provided, further, that, if the Exercise Price would exceed the value of the Exchange Property, then the Warrant shall be cancelled for no consideration in connection with the Reorganization Event.  Notwithstanding anything to the contrary, this Section 12 shall not apply in the case of, and a Reorganization Event shall not be deemed to be, a merger, consolidation, reorganization or statutory share exchange (A) among the Company and its direct and indirect Subsidiaries or (B) between the Company and any Person for the primary purpose of changing the domicile of the Company.

13. Notice to Holder.

(a) Whenever the number of Warrant Shares or number or kind of securities or other property purchasable upon the exercise of this Warrant or the Exercise Price is adjusted, as provided herein, the Company shall give notice thereof to the Holder, which notice shall state the number of Warrant Shares (and other securities or property) purchasable upon the exercise of this Warrant and the Exercise Price of such Warrant Shares (and other securities or property) after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.

(b) If at any time during the Exercise Period (i) the Company shall take a record of the holders of its Ordinary Common Stock and Class B Common Stock for the purpose of entitling them to receive a dividend or other distribution, or any right to subscribe for or purchase any evidences of its indebtedness, any shares of capital stock or any other securities or property or to receive any other right; (ii) there shall be any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any consolidation or merger of the Company with, or any sale, transfer or other disposition of all or substantially all of the property, assets or business of the Company to, another Person; or (iii) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company, then the Company shall give to the Holder at least five Business Days’ prior written notice of the date on which a record date shall be selected for such dividend, distribution or right or for determining rights to vote in respect of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, liquidation or winding up, and in the case of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, at least 10 Business Days’ prior written notice of the date when the same shall take place.  Failure to provide such notice, or any defect therein, shall not affect the legality or validity of any such action.

14. Transfer Restrictions.  Except for transfers to Permitted Holders, consistent with Section 9 of the Securities Purchase Agreement, the Company shall refuse to register any attempted transfer of this Warrant and any such purported transfer shall be null and void.

15. Termination of Warrant.  If the Securities Purchase Agreement is terminated by the Company pursuant to Sections 10.2(d) or 10.3(d) thereof, or is subject to termination thereto at the time of termination as a result of a breach of the Securities Purchase Agreement by the Holder, this Warrant shall become immediately, automatically and irrevocably unexercisable and shall expire without any action required of the Company.

16. Miscellaneous.

(a) Governing Law.  This Warrant shall be governed in all respects by the laws of the State of New York without regard to choice of laws or conflict of laws provisions thereof that would require the application of the Laws of any other jurisdiction.

(b) Dispute Resolution.

(i) Executive Meetings.  Prior to submitting any dispute or controversy arising from or in connection with this Agreement, including the breach, termination or invalidity thereof (a “Dispute”), to arbitration pursuant to Section 16(b)(ii), upon written request of any Party, each Party shall appoint a designated representative whose task it will be to meet promptly for the purpose of endeavoring to resolve such Dispute.  The designated representatives shall meet, in person or by telephone or video conference as deemed appropriate by the Parties, as often as the Parties reasonably deem necessary to discuss the Dispute in an effort to resolve the Dispute without the necessity of any further proceeding.  The Parties agree to negotiate, in good faith, in an attempt to resolve the Dispute for a period of not greater than thirty (30) days after notice of the Dispute is received by the Parties.

(ii) Arbitration; Rules; Location.  Any Dispute that is not resolved pursuant to Section 16(b)(i) shall be referred to and finally determined under the Rules of Arbitration of the International Chamber of Commerce then in effect (the “ICC Rules”).  The place of arbitration shall be San Francisco, California, or such other location as the Parties may agree in writing.

(iii) Arbitrators.  There shall be three (3) arbitrators, nominated in accordance with the ICC Rules.  Each arbitrator on the arbitral tribunal shall be disinterested in the Dispute and shall have no connection to any Party thereto.

(iv) Award.  The arbitral award shall be in writing, state the reasons for the award, and be the sole and exclusive binding remedy with respect to the Dispute between and among the Parties.  Judgment on the award rendered may be entered in any court having jurisdiction thereof.  The Parties hereby waive any right to refer any question of law and right of appeal on the law and/or merits to any court, except as provided by the Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958.  For purposes of such convention, the award shall be deemed an award of the United States, the relationship between the Parties shall be deemed commercial in nature, and any Dispute arbitrated pursuant to this Section 16(b) shall be deemed commercial.  The arbitrators shall have the authority to grant any equitable or legal remedies that would be available in any judicial proceeding intended to resolve a Dispute.

(v) Language of Proceedings.  The language of the arbitral proceedings shall be English.

(vi) Confidentiality of Proceedings.  The Parties agree that any arbitration hereunder shall be kept confidential, and that the existence of the Dispute, the proceeding and all of its elements (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall be deemed Confidential Information for purposes of the confidentiality agreements referenced in Section 13.7 of the Securities Purchase Agreement, and shall not be disclosed beyond the tribunal, the International Court of Arbitration, the parties to the dispute, their counsel, and any Person necessary to the conduct of the proceeding, except as and to the extent required to enforce any arbitral award, or as otherwise contemplated by such confidentiality agreements.

(vii) Expenses.  Each party hereto to a Dispute shall bear its own legal fees and costs in connection therewith.

(viii) Notwithstanding the foregoing, any Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction to preserve the status quo, pending the final decision or award of the arbitrators.  Each of the Parties hereby irrevocably consents to jurisdiction of any court in the United States of America (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding pursuant to this Section 16(b)(viii), or enforcing any award under Section 16(b)(iv), and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 16(d) shall be deemed effective service of process on such Party.

(ix) To the extent of concurrent Disputes (as such term is used in each of the Transaction Documents) under multiple Transaction Documents, the Parties agree to consolidate any and all such Disputes into a single proceeding pursuant to the procedures set forth in this Section 16(b).

(c) Nonwaiver and Expenses.  No course of dealing or any delay or failure to exercise any right hereunder on the part of the Holder or the Company shall operate as a waiver of such right or otherwise prejudice the Holder’s or the Company’s rights, powers or remedies; provided, however, that all rights hereunder shall terminate on the Termination Date, or such earlier termination of this Warrant pursuant to Section 15 hereof.

(d) Notices.  All notices, requests, consents and other communications provided for herein shall be in writing and shall be mailed by registered or certified mail, postage prepaid, return receipt requested, or otherwise delivered by hand or by messenger, addressed:

(i)           If to the Holder, to:

Babcock & Wilcox Investment Company
800 Main Street
Lynchburg, VA 24502
U.S.A.
Telephone:  (434) 522-5589
Attention:  James D. Canafax, Esq.

With a copy to:

Baker Botts
The Warner
1299 Pennsylvania Avenue, NW
Washington, D.C. 20004-2400
U.S.A.
Telephone:  (202) 639-7724
Attention:  Michael A. Gold, Esq.

(ii)           If to the Company, to:

USEC Inc.
6903 Rockledge Drive
Bethesda, MD  20817
Telephone:  (301) 564-3200
Attention:  General Counsel

With a copy to:

Latham & Watkins LLP
555 Eleventh Street, NW
Suite 1000
Washington, D.C.  20004-1304
Telephone:  (202) 637-2200
Attention:  Scott Herlihy

or in any such case to such other address, facsimile number or telephone as either Party may, from time to time, designate in a written notice given in a like manner.  If notice is provided by mail, it shall be deemed to be delivered five Business Days following proper deposit in a mailbox, and if notice is delivered by hand, messenger or overnight courier service, it shall be deemed to be delivered upon actual delivery.

(e) Amendment.  This Warrant may be modified or amended or the provisions hereof waived, only upon the written consent of the Company and the Holder.

(f) Severability.  If any provision of this Warrant becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Warrant and the balance of this Warrant shall be enforceable in accordance with its terms.

(g) Headings.  The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

17. Entire Agreement.  This Warrant, the form attached hereto, and the Securities Purchase Agreement and the exhibits thereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto.

[THIS SPACE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized.

USEC INC.

By:      /s/ John K. Welch
    Name:  John K. Welch
    Title:   President and Chief Executive Officer

AGREED AND ACKNOWLEDGED:

BABCOCK & WILCOX INVESTMENT COMPANY

By:  /s/ Mary Pat Salomone
Name:  Mary Pat Salomone
Title:  Senior Vice President and Chief Operating Officer

SIGNATURE PAGE TO WARRANT

FORM OF NOTICE OF EXERCISE

To:           USEC Inc.

(1) The undersigned hereby elects to purchase ________ Warrant Shares of USEC Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment, in lawful money of the United States, of the Exercise Price in full, together with all applicable transfer taxes, if any; OR

(2) the undersigned hereby elects to exercise the Net Exercise Right to purchase ________ Warrant Shares of USEC Inc. pursuant to the terms of the attached Warrant.

(3) Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned.  The Warrant Shares shall be delivered to the following:

_______________________________
_______________________________
_______________________________

(4) The undersigned is an “accredited investor” as defined in Regulation D under the Securities Act.

(5) If applicable, a new Warrant evidencing the remaining Warrant Shares covered by the attached Warrant shall be issued in the name of the undersigned.  The new Warrant shall be delivered to the following:

_______________________________
_______________________________
_______________________________

[PURCHASER]

By:
Name:
Title:

Dated: